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                                                                    EXHIBIT 12.1


                           EARLE M. JORGENSEN COMPANY

                        STATEMENT OF COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                               YEAR ENDED MARCH 31,
                                                        -------------------------------
                                                         2001         2000       1999
                                                        -------     -------     -------
Income before income taxes                              $19,021     $25,796     $26,028

Fixed charges to be added back to earnings:
   Interest and debt expense                             46,034      42,231      41,751
   Rentals (one-third of all rent and related costs
     charged to income)                                   6,601       5,524       5,381
                                                        -------     -------     -------

     Total fixed charges                                 52,635      47,755      47,132
                                                        -------     -------     -------

Earnings before income taxes and fixed charges          $71,656     $73,551     $73,160
                                                        =======     =======     =======

Ratio of earnings to fixed charges                         1.36        1.54        1.55
                                                        =======     =======     =======